UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

MEDIA SENTIMENT, INC.
a Nevada corporation
529 Buchanan Street
San Francisco, CA  94102
(415) 861-3421

Commission File Number:  333-144101

Common Stock, $0.001 par value registered under Section 12(g) of The Securities Exchange Act of 1934

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

☒	Rule 12g-4(a)(1)

☒	Rule 12g-4(a)(2)

☐	Rule 12h-3(b)(1)(i)

☐	Rule 12h-3(b)(1)(ii)

☐	Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 146.

Pursuant to the requirements of the Securities Exchange Act of 1934, Media Sentiment, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 9, 2010

By:	/s/ Marian Munz
Marian Munz, CEO